                                                                      EXHIBIT 11

                                   NVR, Inc.
                       Computation of Earnings Per Share
               (amounts in thousands, except per Share amounts)

                                                  Year Ended         Year Ended         Year Ended
                                               December 31, 2000  December 31, 1999  December 31, 1998
                                               -----------------  -----------------  -----------------
1.    Net income                               $         158,246  $         108,881  $          56,706
                                               =================  =================  =================

2.    Average number of Shares
      outstanding                                          9,084             10,190             11,131

3.    Shares issuable upon exercise of
      dilutive options, warrants and
      subscriptions outstanding during
      period, based on average market price                1,480              1,898              2,169
                                               -----------------  -----------------  -----------------

4.    Average number of Shares and
      Share equivalents outstanding (2 + 3)               10,564             12,088             13,300
                                               =================  =================  =================

5.    Basic earnings per share (1/2)           $           17.42  $           10.69  $            5.10
                                               =================  =================  =================

6.    Diluted earnings per share (1/4)         $           14.98  $            9.01  $            4.26
                                               =================  =================  =================

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